Schedule 14A
                            (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
         Exchange Act of 1934

Filed by the Registrant  X
                        ---
Filed by a Party other than the Registrant
                                           ---
Check the appropriate box:

    Preliminary proxy statement            --- Confidential, for use of the
---                                            Commission only (as permitted
 X  Definitive proxy statement                 by Rule 14a-6(e)(2))
---
    Definitive additional materials
---
    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
---

                           Lunar Corporation

--------------------------------------------------------------------------------
            (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

 X  No fee required.
---
    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
---

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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--- Fee paid previously with preliminary materials.

--- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously Paid:
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(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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Lunar Corporation
313 West Beltline Highway
Madison, Wisconsin  53713
(608) 274-2663

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF THE COMMON STOCK OF LUNAR CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of Shareholders of Lunar Corporation (the "Company") will be held at The Sheraton Madison Hotel, 706 John Nolen Drive, Madison, Wisconsin, on Friday, November 21, 1997, at 2:00 p.m., local time, for the following purposes:

(1) To elect two (2) directors to serve until the 2000 Annual Meeting of Shareholders.
(2) To consider and vote on a proposal to approve an amendment to the Lunar Corporation Amended and Restated Stock Option Plan to increase the number of shares of Common Stock available under the Plan.
(3) To ratify the selection of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending June 30, 1998.
(4) To transact any other business as may properly come before the Meeting or any adjournments thereof.

Only shareholders of record at the close of business on October 10, 1997, the record date for the Meeting, shall be entitled to notice of and to vote at the Meeting or any adjournments thereof.

IMPORTANT

To ensure your representation at the Meeting, please sign and date the enclosed proxy, and return it immediately in the enclosed stamped envelope. Sending in your proxy will not prevent you from personally voting your shares at the Meeting, since you may revoke your proxy by attending the Meeting and voting in person or by advising the Secretary of the Company in writing (by later-dated proxy which is voted at the Meeting or otherwise) of such revocation at any time before it is voted.

By Order of the Board of Directors,



/s/ Richard B. Mazess, Ph.D.
Richard B. Mazess, Ph.D.
President

Madison, Wisconsin
October 29, 1997


Lunar Corporation
313 West Beltline Highway
Madison, Wisconsin  53713
(608) 274-2663

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of the accompanying Proxy by the Board of Directors of Lunar Corporation (the "Company") for use at the Annual Meeting (the "Meeting") of Shareholders to be held at The Sheraton Madison Hotel, 706 John Nolen Drive, Madison, Wisconsin, Friday, November 21, 1997, at 2:00 p.m., local time, and at any adjournments thereof.

At the Meeting, shareholders will consider proposals to (1) elect two (2) directors to serve until the 2000 Annual Meeting of Shareholders, (2) approve an amendment to the Lunar Corporation Amended and Restated Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available under the Plan (the "Plan Amendment"), and (3) ratify the selection of KPMG Peat Marwick LLP as auditors for the Company for the fiscal year ending June 30, 1998. The Board of Directors does not know of any other matters to be brought before the Meeting; however, if other matters should properly come before the Meeting, it is intended that the persons named in the accompanying Proxy will vote on such matters at their discretion.

Shareholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by attending the Meeting and voting in person or by advising the Secretary of the Company of such revocation in writing (by later-dated proxy which is voted at the Meeting or otherwise).

PROXY SOLICITATION

Proxies will be solicited by mail. In addition to solicitation by mail, certain officers and employees of the Company may solicit by telephone, telegraph, and personally. The cost of the solicitation will be borne by the Company. The Notice of the Meeting, this Proxy Statement, the accompanying form of Proxy, the Report on Form 10-K filed with the Securities and Exchange Commission, and the Annual Report to Shareholders for the fiscal year ended June 30, 1997, were first mailed to shareholders on or about October 29, 1997.

SHAREHOLDERS ENTITLED TO VOTE

Only holders of record of the shares of Common Stock, $0.01 par value, of the Company at the close of business on October 10, 1997, the record date for the Meeting, are entitled to notice of and to vote at the Meeting and at any adjournments thereof. Shareholders will be entitled to one vote for each full share held. On October 10, 1997, there were outstanding 8,737,535 shares of Common Stock of the Company.

VOTING INFORMATION


A shareholder may, with respect to the election of directors, (i) vote for the election of both nominees named below to serve until the 2000 Annual Meeting of Shareholders, (ii) withhold authority to vote for both nominees, or (iii) vote for the election of one nominee and withhold authority to vote for the other nominee by striking a line through such other nominee's name on the Proxy. A shareholder may, with respect to each other proposal, (i) vote "FOR" approval or ratification, (ii) vote "AGAINST" approval or ratification, or (iii) "ABSTAIN" from voting on such proposal.

Proxies in the accompanying form, properly executed and received by the Company prior to the Meeting and not revoked, will be voted as directed therein on all matters presented at the Meeting. In the absence of a specific direction from the shareholder as to a proposal, the shareholder's Proxy will be voted as to such proposal "FOR" the election of the director nominees named in this Proxy Statement,"FOR" the approval of the Plan Amendment, and "FOR" ratification of the selection of KPMG Peat Marwick LLP as the Company's auditors. If a Proxy is marked to indicate that all or a portion of the shares represented by such Proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

The affirmative vote of a plurality of the votes cast by the shares present in person or by proxy at the Meeting and entitled to vote in the election of directors is required to elect directors. Thus, if a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. In addition, withholding authority to vote for a director nominee will not prevent such nominee from being elected. If a quorum is present, in order to approve the Plan Amendment or ratify the selection of KPMG Peat Marwick LLP as the Company's auditors, the number of votes cast favoring such proposal must exceed the number of votes cast opposing such proposal. Accordingly, non-voted shares and abstentions with respect to the proposal to approve the Plan Amendment or ratify the selection of KPMG Peat Marwick LLP as the Company's auditors will not affect the determination of whether such matter has been approved or ratified.

PURPOSES OF THE MEETING

ITEM 1 - ELECTION OF DIRECTORS

The Company's By-Laws authorize the Board of Directors to fix the number of directors, provided that such number shall be not less than six nor more than twelve. Currently, the number is fixed at six. The By-Laws stagger the Board of Directors by dividing the number of directors into three classes, with one class being elected each year for a term of three years. For the 1997 Annual Meeting, two directors, Malcolm R. Powell, M.D. and John J. McDonough, are nominees for election to the Board of Directors.

The table below sets forth certain information with respect to the nominees for election as directors of the Company to serve until the 2000 Annual Meeting of Shareholders. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted "FOR" the election as directors of the persons named below who have been nominated by the Board of Directors. If, at or prior to such person's election, either nominee shall be unwilling or unable to serve, it is presently intended that the proxies solicited hereby will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe either of the nominees will be unwilling or unable to serve.

                         Positions                 Principal Occupations
Name and Age               Held                    During Past 5 Years
--------------------------------------------------------------------------------
To serve until the 2000 Annual Meeting of Shareholders:

Malcolm R. Powell, M.D.  Director                  Director since 1984;
Age 66                                             President of Nuclear
                                                   Medicine Consultants
                                                   (nuclear medicine practice).
                                                   Chairman and Director of IS2
                                                   Research, Inc. since July
                                                   1997 (a medical device
                                                   manufacturing and contract
                                                   research company).
                                                   Dr. Powell is a cousin of
                                                   Mr. Bradt, a Director of
                                                   the Company.

John J. McDonough        Director                  Director since May 1996;
Age 61                                             President and Chief
                                                   Executive Officer of
                                                   McDonough Capital Company
                                                   LLC (a venture capital
                                                   investment company) since
                                                   April 1995. Director of
                                                   AMRESCO, Inc., Applied
                                                   Power, Inc., Newell
                                                   Corporation and Plexus
                                                   Corporation. Chairman of
                                                   SoftNet Systems, Inc. (an
                                                   information and document
                                                   management services company)
                                                   from July 1995 through August
                                                   1996 and Chief Executive
                                                   Officer from September 1996
                                                   through July 1997. Vice
                                                   Chairman and a Director of
                                                   Dentsply International, Inc.
                                                   from 1983 through October
                                                   1995 and Chief Executive
                                                   Officer from April 1983
                                                   through February 1995.

The Board of Directors recommends you vote FOR each of the nominees named above to serve on the Board of Directors of the Company.

The following table sets forth certain information about the directors of the Company whose terms of office will continue after the 1997 Annual Meeting.

                         Positions                 Principal Occupations
Name and Age               Held                    During Past 5 Years
-------------------------------------------------------------------------------
Terms expiring at the 1998 Annual Meeting of Shareholders:

Samuel E. Bradt          Director                  Director since 1984;
Age 59                                             President of Merganser
                                                   Corporation (a business
                                                   consulting and venture
                                                   capital company) since 1980;
                                                   Director and Chief Financial
                                                   Officer of Interactive Buyers
                                                   Network International Ltd.
                                                   (electronic commerce) since
                                                   December, 1996; Director of
                                                   several privately held
                                                   companies.  Mr. Bradt is a
                                                   cousin of Dr. Powell, a
                                                   Director of the Company.

Richard B. Mazess, Ph.D.   Chairman of the         Founder of the Company;
Age 58                     Board, President and    President and Director since
                           Chief Executive         1974; Chairman of the Board
                           Officer                 and Director of Bone Care
                                                   International, Inc. since
                                                   1986; Professor Emeritus of
                                                   Medical Physics at the
                                                   University of Wisconsin
                                                   -Madison since 1985.

Terms expiring at the 1999 Annual Meeting of Shareholders:

John W. Brown            Director                  Director since 1988; Chairman
Age 63                                             of the Board, Chief Executive
                                                   Officer, and President of
                                                   Stryker Corporation (medical
                                                   devices) since 1977; Director
                                                   of First of America since
                                                   1992.

Reed Coleman             Director                  Director since 1985; Chairman
Age 64                                             of Madison-Kipp Corporation
                                                   (precision engineered
                                                   components)since 1964;
                                                   President and owner of The
                                                   Reed Company since 1985;
                                                   Director of Regal-Beloit
                                                   Corporation since 1975, and
                                                   several privately held
                                                   companies.

Directors do not receive cash compensation for their services to the Company. During the year ended June 30, 1997, non-employee directors were granted nonqualified options to purchase 4,500 shares of Common Stock at the fair market value on the grant date. These options expire ten years after their grant date and vest in one-third increments on the first three anniversaries of the grant date.

During the year ended June 30, 1997, a total of 4 meetings of the Board of Directors were held. All of the directors attended 75% or more of such meetings. The Board of Directors has an Audit Committee. The Audit Committee, composed of non-employee directors, oversees the audit of the corporate accounts through independent public accountants whom it recommends for selection by the Board of Directors. The Committee reviews the scope of the audit with such accountants and their related fees. The Audit Committee did not hold any meetings during the fiscal year ended June 30, 1997. Its members are Mr. Bradt and Mr. Coleman. The Company does not have a nominating or compensation committee of the Board of Directors. However, the Plan is administrated by a committee comprised of two members of the Board of Directors. Its members are Mr. Coleman and Mr. Brown.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors and officers of the Company are required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission their transactions in, and beneficial ownership of, the Company's Common Stock, including options to purchase Common Stock. Reports received by the Company indicate that for the period from July 1, 1996, to June 30, 1997, all reports were filed on a timely basis except that Mr. Bradt, Dr. Powell and Mr. Pietropaolo each reported one transaction after the due date for such report.

ITEM 2 - APPROVAL OF AMENDMENT TO STOCK OPTION PLAN

The Company has used stock options as part of its compensation program for many years. Management believes that the grant of stock options is critical in attracting and retaining officers, key employees and consultants who will contribute to the success and prosperity of the Company. Other than the Company's 401K profit-sharing plan, stock options are the only element of long-term compensation used by the Company.

As of October 10, 1997, the number of shares of Common Stock available under the Plan for the grant of stock options was 234,690. Management is seeking shareholder approval of an amendment to the Plan (the "Amendment") which would increase the number of shares available for future grants of stock options by 500,000.

SUMMARY OF THE PLAN. Only nonqualified stock options may be granted under the Plan. The Plan is administered by a committee (the "Committee") consisting of two members of the Board of Directors. Mr. Coleman and Mr. Brown presently serve on the Committee. The Committee has the authority, subject to the terms of the Plan, to establish eligibility guidelines, select officers, key employees, consultants and non-employee directors for participation in the Plan and determine the number of shares of Common Stock subject to a stock option, the exercise price for such shares of Common Stock, the time and conditions of exercise, and all other terms and conditions of the stock options. Approximately 250 persons are eligible to receive stock options under the Plan.

Other than to comply with applicable rules and regulations, the Plan may be amended by the Board of Directors in any respect, except that no amendment may be made without shareholder approval if such amendment would increase the maximum number of shares of Common Stock available under the Plan (other than certain adjustments for changes in the Company's capitalization) or would otherwise require shareholder approval. The Plan will terminate on November 22, 2001, unless earlier terminated by the Board of Directors.

In the event of a change in control of the Company, any stock option not previously exercisable in full will become fully exercisable. As more fully set forth in the Plan, a change in control generally is the acquisition, subject to certain exemptions, by any person of beneficial ownership of 50% or more of the Common Stock, a change in the majority of the Board of Directors and approval by the shareholders of a reorganization, merger, consolidation, or sale of all or substantially all of the assets of the Company unless certain conditions are satisfied. This provision could raise the cost to a potential acquiror of engaging in a transaction that would constitute such a change in control, and, therefore, could affect the willingness of an acquiror to propose such a transaction of the terms thereof.

PROPOSED AMENDMENT. The reason for amending the Plan is to provide for an increase in the number of shares of Common Stock available for future grants of stock options under the Plan. An aggregate of 1,500,000 shares have previously been authorized under the Plan. As of October 10, 1997, the number of shares of Common Stock available under the Plan for the grant of stock options was 234,690. The Amendment would authorize the grant of an additional 500,000 shares of Common Stock under the Plan which, as of October 10, 1997, represents approximately 5.7% of the Company's outstanding Common Stock.

FEDERAL TAX CONSEQUENCES. For federal income tax purposes, an optionee will not realize taxable income upon the grant of the option, but will recognize taxable income at the time of exercise in the amount of the difference between the purchase price and the fair market value of the shares purchased on the date of exercise. At that time, the Company will be entitled to a deduction as compensation expense in an amount equal to the amount taxable to the participant as income.

The following table sets forth the number of shares of Common Stock which were subject to stock options granted to the indicated persons or groups under the Plan during fiscal year 1997. The number of shares reflected includes the amounts issued subject to replacement stock options described under "Stock Option Repricing." All of the stock options were granted at 100% of fair market value of the Common Stock on the date of grant. On October 10, 1997, the closing sale price of the Common Stock as reported on The Nasdaq Stock Market was $19.125 per share.

STOCK OPTION PLAN

Name and Position                       Number of Shares
--------------------------------        ----------------
Richard B. Mazess, Ph.D.
Chairman of the Board,
President, and Chief
Executive Officer                                 0

Robert A. Beckman
Vice President of Finance                    35,000

James V. Pietropaolo
Vice President of Domestic Sales             50,000

Carl E. Gulbrandsen
Former Corporate General
Counsel and Secretary                         4,000

All executive officers as a group           139,000

All non-employee directors as a group        91,500

All employees as a group
(other than executive officers)             297,980

Approval of the Plan Amendment will require that the number of votes cast favoring approval exceeds the number of votes cast opposing approval. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted "FOR" the proposal to approve the Plan Amendment.

The Board of Directors unanimously recommends a vote "FOR" approval of the Proposed Amendment to the Plan.

ITEM 3 - RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has selected KPMG Peat Marwick LLP, Chicago, Illinois, as independent certified public accountants to act as auditors for the Company for the fiscal year ending June 30, 1998. KPMG Peat Marwick LLP has examined the accounts of the Company since March 1990, and in the opinion of management, the firm should continue as auditors of the Company. Unless otherwise specified, the shares of Common Stock represented by the proxies solicited hereby will be voted "FOR" the proposal to ratify the selection of KPMG Peat Marwick LLP as the Company's auditors.

Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting, will have an opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends you vote FOR the selection of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending June 30, 1998.

SECURITIES BENEFICIALLY OWNED BY PRINCIPAL SHAREHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company by (i) each director of the Company, (ii) each executive officer of the Company who is named in the summary compensation table included in this Proxy Statement, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company.

                             Amount and Nature of           Percent
Name                         Beneficial Ownership           of Class(1)
-------------------------------------------------------------------------------
Samuel E. Bradt                      --                         *
John W. Brown                   114,750(2)                      1.3%
Reed Coleman                    181,500(3)                      2.1
Richard B. Mazess, Ph.D.      2,859,345(4)                     32.7
John J. McDonough                12,000                         *
Malcolm R. Powell, M.D.          68,485(5)                      *
Robert A. Beckman                63,737(6)                      *
James A. Hanson, Ph.D.          144,337(7)                      1.6
James V. Pietropaolo                 --                         *
Carl E. Gulbrandsen              13,050(8)                      *

All Directors and
Executive Officers as a
Group (11 persons)            3,457,204(9)                     38.2

RCM Capital Management, L.L.C.
4 Embarcadero Center, Suite 3000
San Francisco, CA 94111         450,400(10)                     5.2

Pilgrim Baxter & Associates Ltd.
1255 Drummers Lane
Suite 300
Wayne, PA  19087                784,800(11)                     9.0
* Less than 1 percent (1%)

(1) Except as indicated below, (i) represents shares of Common Stock held of record and beneficially as of the October 10, 1997 record date and (ii) all shares of Common Stock are held with sole voting and investment power. Percentage amounts are based upon an aggregate of 9,056,635 shares issued and outstanding, and shares of Common Stock issuable within 60 days of October 10, 1997 upon exercise of stock options.

(2) Includes 69,750 shares of Common Stock issuable within 60 days upon exercise of stock options.

(3) Includes 156,750 shares of Common Stock held by The Reed Company, of which Mr. Coleman is sole owner, and 24,750 shares of Common Stock issuable within 60 days upon exercise of stock options.

(4) Includes 1,358,835 shares of Common Stock held by Dr. Mazess in joint tenancy with his wife and 587,500 shares of Common Stock held by Dr. Mazess as custodian for his daughters. Dr. Mazess' address is 313 West Beltline Highway, Madison, Wisconsin, 53713.

(5) Includes 63,985 shares of Common Stock held in a trust over which Dr. Powell serves as co-trustee, 5,180 shares of Common Stock held by his daughters, and 4,500 shares of Common Stock issuable within 60 days upon exercise of stock options.

(6) Includes 63,600 shares of Common Stock issuable within 60 days upon exercise of stock options, and 137 shares of Common Stock held by Mr. Beckman as custodian for his children.

(7) Includes 144,000 shares of Common Stock issuable within 60 days upon exercise of stock options.

(8) Includes 12,500 shares of Common Stock issuable within 60 days upon exercise of stock options.

(9) Includes 319,100 shares of Common Stock issuable within 60 days upon exercise of stock options.

(10) Based on a Schedule 13G dated January 30, 1997 furnished to the Company, RCM Capital Management, L.L.C. (RCM Capital) had sole voting power with respect to 394,400 shares of Common Stock and sole dispositive power with respect to 450,400 shares of Common Stock. RCM Limited L.P. is the Managing Agent of RCM Capital and RCM General Corporation is the General Partner of RCM Limited L.P. Based on a Schedule 13G dated February 7, 1997 furnished by Dresdner Bank AG to the Company, RCM Capital is a wholly owned subsidiary of Dresdner Bank AG.

(11) Based on a Schedule 13G dated February 14, 1997 furnished to the Company, Pilgrim Baxter & Associates Ltd., an investment adviser registered under Section 203 of the Investment Advisor Act of 1940 ("Pilgrim Baxter"), and PBHG Growth Fund, an investment company registered under Section 8 of the Investment Company Act of 1940, have shared voting power and sole dispositive power with respect to 784,800 shares of Common Stock. Harold J. Baxter is the Chief Executive Officer of Pilgrim Baxter. Gary L. Pilgrim is the Chief Investment Officer of Pilgrim Baxter.

EXECUTIVE COMPENSATION

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

The following is a report submitted by the Board of Directors addressing the Company's compensation policy as it related to the Company's executive officers for fiscal year 1997.

This report by the Board of Directors and the Performance Graph contained in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and they shall not otherwise be deemed filed under such Acts.

COMPENSATION POLICY. Due to the Chief Executive Officer's significant holdings of Common Stock, the Chief Executive Officer has elected to receive a base salary which is lower than the salary he would otherwise receive given his duties and responsibilities and the comparative base salaries of the chief executive officer of companies of similar size. In July 1995, the Chief Executive Officer requested that the Company reduce his salary and eliminate his bonus and future commissions. In October 1996, the Chief Executive Officer resumed his salary at an annual rate of $130,000. Effective July 1997, in connection with the scheduled annual salary review, his salary was increased to $145,000. Currently, no bonus or commissions are paid. In accordance with past practice, the Chief Executive Officer is not granted any options to purchase Common Stock due to his already significant holdings of Common Stock.

With respect to all executive officers other than the Chief Executive Officer, the goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policy integrates annual base salary with cash bonuses, commissions, and stock options based upon corporate performance and individual initiatives and performance. Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation would be higher than in years in which performance is below expectations. Companies used in comparative analyses for the purpose of determining each executive officer's compensation are selected by the Board of Directors and include some of the companies in the Standard & Poor's Medical Products and Supplies Index included in the Performance Graph set forth in this Proxy Statement. The selection of such companies is based on various factors, including industry classification and market capitalization.

Annual base salary is designed to attract and retain qualified executives. In addition, executive officers are eligible to be granted stock options under the Amended and Restated Stock Option Plan (the "Plan"). The Board of Directors believes that stock options ensure that executives have a continuing stake in the long-term success of the Company and are an effective incentive for executives to create value for shareholders since the value of a stock option bears a direct relationship to the Company's stock price. The Plan was administered in fiscal year 1997 by Mr. Coleman and Mr. Brown.

PERFORMANCE MEASURES. In evaluating annual executive compensation, the Board of Directors considers both long- and short-term objectives. Specific measures of short-term goals include earnings per share, sales growth, market share, and overall profitability in comparison to other companies in competition with the Company. Longer-term objectives include strategic planning and alliances which may not immediately impact sales and earnings growth. The Board of Directors does not assign any specific weights to the foregoing performance measures and does not use a fixed formula for determining base salary, bonuses, or long-term compensation.

FISCAL YEAR 1997 COMPENSATION. For fiscal year 1997, the Company's executive compensation program consisted of base salary, adjusted from the prior year, and a cash bonus based upon the performance measurements described above. In addition, three executive officers included in the Summary Compensation Table received commissions, and three executive officers included in the Summary Compensation Table were granted options to purchase shares of Common Stock of the Company. Commissions are paid to more directly compensate executive officers for changes in the Company's performance. Stock options are granted from time to time to members of management, based primarily on such person's potential contribution to the Company's growth and profitability.

The Chief Executive Officer's compensation for fiscal year 1997 consisted of a base salary of $105,846. As described above, in October 1996, the Chief Executive Officer resumed his salary at an annual rate of $130,000. In accordance with past practice, the Chief Executive Officer was not granted stock options under the Plan during fiscal year 1997 due to his already significant holdings of Common Stock.

STOCK OPTION REPRICING. In fiscal 1997, in exchange for the forfeiture of existing vesting provisions, including currently exercisable options, the Board of Directors approved the repricing of certain outstanding stock options granted under the Plan having an exercise price in excess of the fair market value of the Company's Common Stock at the date of the repricing. Many outstanding options were exercisable at prices that exceeded the market price of the Common Stock at that time, thereby substantially impairing the effectiveness of such options as performance incentives. Consistent with the Company's philosophy of utilizing equity incentives to motivate and retain management and employees, the Board of Directors felt that it was important to restore the performance incentives intended to be provided by options through the repricing of options with exercise prices in excess of the market price at the time of repricing. The exercise price of the repriced options was set at the fair market value of a share ($16.50 per share) of the Company's Common Stock on the effective date of the repricing. A total of 145 option holders holding options to purchase an aggregate of 342,380 shares of the Company's Common Stock with exercise prices ranging from $20.58 to $32.75 per share were granted new options on the terms described above.

The Board of Directors believes that linking executive compensation to corporate performance results in a better alignment of compensation with the Company's goals and shareholder interest. As performance goals are met or exceeded, shareholder value should increase through increases in the market value of the Company's Common Stock, and the executives will be rewarded commensurately. The Board of Directors believes that compensation levels during fiscal year 1997 adequately reflect the Company's compensation goals and policies.

Respectfully submitted,

Samuel E. Bradt
John W. Brown
Reed Coleman
Richard B. Mazess, Ph.D.
John J. McDonough
Malcolm R. Powell, M.D.


SUMMARY COMPENSATION TABLE

The table below sets forth the compensation of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company as of the end of fiscal year 1997.

                                                         Long-Term
                          Annual Compensation           Compensation
                          ------------------------      ------------
                                          Other Annual  Securities    All Other
    Name and       Fiscal                 Compensation  Underlying  Compensation
Principal Position  Year  Salary($) Bonus($)   ($)      Options (#)     ($)(7)
Richard B.
Mazess, Ph.D.(1)   1997   105,846      --        --         --             750
 Chairman of the   1996    36,356      --        --         --           1,578
 Board, President, 1995   164,346   3,000        --         --           2,250
 and Chief Executive
 Officer

Robert A.
Beckman(2)         1997   196,693  30,975        --      35,000(6)       2,250
 Vice President    1996   166,853   2,250        --      47,000(8)       2,250
 of Finance        1995   161,639  23,000        --      13,500          2,250

James A.
Hanson, Ph.D.(3)   1997   195,439   2,250        --         --           2,250
 Vice President    1996   178,217   2,250        --         --           2,250
 of Marketing      1995   155,885   3,000        --         --           2,234

James V.
Pietropaolo(4)     1997   136,908     750    55,000      50,000(6)          --
 Vice President    1996        --      --        --         --              --
 of Domestic Sales 1995        --      --        --         --              --


Carl E.
Gulbrandsen(5)     1997   183,846  27,350        --       4,000(6)       2,250
 Former Corporate  1996   173,847   2,250        --       4,000(9)       2,250
 General Counsel   1995   170,002   3,000        --       7,500            809
 and Secretary

(1) Dr. Mazess' salary includes sales-based commissions of $6,548 and $34,539 for fiscal years 1996 and 1995, respectively.

(2) Mr. Beckman's salary includes sales-based commissions of $47,078, $33,006 and $12,639 for fiscal years 1997, 1996 and 1995, respectively. In 1997, Mr. Beckman's bonus includes $3,750 representing the fair value of 100 shares of Common Stock awarded under the Company's longevity stock award program upon providing 10 years of service.

(3) Dr. Hanson's salary includes sales-based commissions of $70,440, $55,411 and $34,539 for fiscal years 1997, 1996 and 1995, respectively.

(4) Mr. Pietropaolo's salary includes sales-based commissions of $38,408 for fiscal year 1997. Other Annual Compensation for Mr. Pietropaolo represents reimbursement for costs associated with relocating his residence upon commencing employment with the Company.

(5) Dr. Gulbrandsen became a consultant to the Company effective October 1, 1997.

(6) Amounts include stock options relating to the granting of replacement stock options. Mr. Beckman, Mr. Pietropaolo and Dr. Gulbrandsen were granted 25,000, 25,000 and 2,000 stock options as replacement stock options in fiscal 1997. See "Stock Option Repricing."

(7) Amounts consist of Company contributions to a defined contribution plan.

(8) Represents stock options for 15,000 shares of Lunar Corporation and stock options for 32,000 shares of Bone Care International, Inc., which was a subsidiary of Lunar Corporation until May 8, 1996. See "Certain Transactions" below.

(9) Represents stock options for 4,000 shares of Bone Care International, Inc., which was a subsidiary of Lunar Corporation until May 8, 1996. See "Certain Transactions" below.


TEN-YEAR OPTION REPRICING
The table below provides certain information relating to grants of stock options made by the Company to executive officers in exchange for previously granted options since the Company commenced trading on The Nasdaq Stock Market August 14, 1990.
                                                                     Length of
                            Number     Market                         Original
                        of Securities  Price    Exercise            10-Year Term
                          Underlying  of Stock  Price at     New    Remaining at
                           Options   at Time of  Time of   Exercise   Date of
Name and Position  Date   Repriced   Repricing  Repricing   Price    Repricing
--------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1997:

Robert A. Beckman
Vice President   04/22/97  15,000     $16.50    $20.58     $16.50       8.5
of Finance       04/22/97  10,000     $16.50    $27.50     $16.50       9.5

James V. Pietropaolo
Vice President of
Domestic Sales   04/22/97  25,000     $16.50    $27.50     $16.50       9.5

George W. Woolston
Former Vice President
of International
Sales            04/22/97  25,000     $16.50    $27.50     $16.50       9.5

Carl E. Gulbrandsen
Former Corporate
General Counsel
and Secretary    04/22/97   2,000     $16.50    $27.50     $16.50       9.5

FISCAL YEAR ENDED JUNE 30, 1993:

Robert A. Beckman
Vice President
of Finance       09/24/92  25,000      $9.25    $15.50      $9.25       9.7

Carl E. Gulbrandsen
Former Corporate
General Counsel
and Secretary    09/24/92  20,000      $9.25    $15.50      $9.25       9.7

Gregory M. Johnson
Former Vice President
of Sales         09/24/92   5,000      $9.25    $15.50      $9.25       9.7

Michael M. Tesic, Ph.D.
Former Vice President
of Strategic Product
Development      09/24/92  20,000      $9.25    $15.50      $9.25       9.7

Charles W. Bishop, Ph.D.
Former Vice President
of Bone Care
International    09/24/92  25,000      $9.25    $15.50      $9.25       9.7

FISCAL YEAR ENDED JUNE 30, 1992:

Robert A. Beckman
Vice President
of Finance       06/01/92  25,000     $15.50    $20.75     $15.50       9.2

Gregory M. Johnson
Former Vice President
of Sales         06/01/92   5,000     $15.50    $20.75     $15.50       9.2

Michael M. Tesic, Ph.D.
Former Vice President
of Strategic Product
Development      06/01/92  20,000     $15.50    $20.75     $15.50       9.2

Carl E. Gulbrandsen
Former Corporate
General Counsel
and Secretary    06/01/92  20,000     $15.50    $24.75     $15.50       9.6


Charles W. Bishop, Ph.D.
Former Vice President
of Bone Care
International    06/01/92  25,000     $15.50    $20.75     $15.50       9.2

FISCAL YEAR ENDED JUNE 30, 1991:

Robert A. Beckman
Vice President
of Finance       11/16/90  25,000      $8.50    $12.75      $8.50       9.5

Gregory M. Johnson
Former Vice President
of Sales         11/16/90  20,000      $8.50    $12.75      $8.50       9.5

Charles W. Bishop, Ph.D.
Former Vice President
of Bone Care
International    11/16/90  15,000      $8.50    $12.75      $8.50       9.5


AGGREGATED STOCK OPTION EXERCISES IN FISCAL YEAR 1997
AND FISCAL YEAR END STOCK OPTION VALUES

The following table sets forth information on stock options exercised in fiscal year 1997 by the Company's executive officers named in the Summary Compensation Table and the value of such officers' unexercised stock options as of June 30, 1997.

            Shares           Number of Securities
           Acquired Value   Underlying Unexercised   Value of Unexercised In-the
              on    Real-   Stock Options at Fiscal     Money Stock Options at
           Exercise ized         Year End (#)           Fiscal Year End ($)(2)
Name         (#)    (1)($)  -----------------------   -------------------------
                           Exercisable Unexercisable  Exercisable Unexercisable
-------------------------------------------------------------------------------
Richard B.
Mazess         --        --        --            --          --            --

Robert A.
Beckman    25,000   822,562    48,900        49,600     739,320       493,380

James A.
Hanson     60,000 2,273,025   142,500         3,000   3,044,310        43,260

James V.
Pietropaolo    --        --        --        25,000          --       131,250

Carl E.
Gulbrandsen 2,000    52,180    15,000        18,500     216,470       251,685

(1) Fair market value of underlying securities at exercise minus the exercise price (i.e., value before income taxes payable as a result of the exercise). The annualized value realized was $132,886, $238,118, and $12,424 for Mr. Beckman, Dr. Hanson and Dr. Gulbrandsen, respectively.
(2) Based upon the closing price of the Company's Common Stock of $21.75 on June 30, 1997, as reported by the The Nasdaq Stock Market minus the exercise price.

STOCK OPTION GRANTS IN FISCAL YEAR 1997

The following table sets forth information with respect to individual stock option grants during fiscal 1997 to the Company's executive officers named in the Summary Compensation Table.

             Number of   % of Total                  Potential Realizable Value
            Securities    Options                    at Assumed Annual Rates of
            Underlying    Granted                   Stock Price Appreciation for
             Options       During   Exercise             Option Term(5),(6)
            Granted(1)  Fiscal Year Price(4) Expiration  0%      5%      10%
Name           (#)          1997    ($/Share)   Date     ($)     ($)     ($)
--------------------------------------------------------------------------------
Richard B.
Mazess             --        --         --        --      --       --         --

Robert A.
Beckman        25,000(2)    4.7      16.50   4/22/2007     0  259,000    657,500
               10,000(3)    1.9      27.50   10/9/2006     0  172,900    438,300

James A.
Hanson             --        --         --        --      --       --         --

James V.
Pietropaolo    25,000(2)    4.7      16.50   4/22/2007     0  259,500    657,500
               25,000(3)    4.7      27.50   10/9/2006     0  432,250  1,095,750

Carl E.
Gulbrandsen     2,000(2)    0.4      16.50   4/22/2007     0   20,760     52,600
                2,000(3)    0.4      27.50   10/9/2006     0   34,580     87,660

(1) All stock options were granted under the Company's Amended and Restated Stock Option Plan. These options are nonqualified and vest 20% each year on the first five anniversaries of the grant date.

(2) Amounts represent the granting of replacement stock options which remain outstanding. Equal amounts of previously granted stock options were terminated in fiscal 1997. See "Stock Option Repricing."

(3) These stock options were subsequently replaced with repriced stock options and, accordingly, are no longer outstanding. See "Stock Option Repricing."

(4) All grants were made at 100% of fair market value as of the grant date.

(5) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's Common Stock price. The calculations were based on the exercise prices and the 10-year term of the options. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders proportionately.

(6) The "Potential Realizable Value" to all shareholders of the Company as a group which would result from the application of the same assumptions to the 8,721,425 shares of Common Stock outstanding at June 30, 1997, at the closing price of $21.75 per share of Common Stock on June 30, 1997, as reported by The Nasdaq Stock Market is an incremental gain of $0, $119,309,094, and $302,284,591 for 0%, 5%, and 10%, respectively.


PERFORMANCE GRAPH

The following table compares the cumulative total shareholder return on the Company's Common Stock for the five-year period ended June 30, 1997, with the cumulative total shareholder return of Standard & Poor's 500 Stock Index (the "S&P 500") and Standard and Poor's Medical Products and Supplies Index (the "S&P Med Products").


                   6/30/92   06/30/93   06/30/94   6/30/95   6/30/96   6/30/97
S&P 500              $100       $114       $115      $145      $183      $247
S&P Med Products     $100        $78        $83      $120      $147      $174
Lunar Corporation    $100        $66        $75      $159      $313      $197

The Performance Graph assumes $100 invested on June 30, 1992 in each of the Company's Common Stock, the S&P 500 Index and the S&P Med Products Index. The graph also assumes the reinvestment of dividends.


CERTAIN TRANSACTIONS

DISTRIBUTION OF COMMON STOCK OF BONE CARE

On May 8, 1996, the Company, which then held 97.3% of the issued and outstanding shares of the common stock of Bone Care International, Inc. (Bone Care), distributed to its shareholders of record as of April 24, 1996, all of the shares of Bone Care common stock then owned by the Company in a transaction intended to qualify as a tax-free distribution (the "Distribution"). As a result of the Distribution, Bone Care became a separate publicly owned company.

Dr. Mazess, the Chairman of the Board, President and Chief Executive Officer of the Company, is also the Chairman of the Board of Bone Care and is the beneficial owner of approximately 34% of the outstanding capital stock of Bone Care. Mr. Beckman, Vice President of Finance of the Company, is also a director of Bone Care and served as the Vice President of Finance of Bone Care until November 14, 1996. Dr. Gulbrandsen, Corporate General Counsel and Secretary of the Company until September 30, 1997, also served as Corporate General Counsel and Secretary of Bone Care until September 30, 1997.

DISTRIBUTION AGREEMENT

In connection with the Distribution, the Company and Bone Care entered into a distribution agreement (the "Distribution Agreement") providing for, among other things, the principal corporate transactions required to effect the Distribution, the conditions to the Distribution, the allocation between the Company and Bone Care of certain liabilities and certain other agreements governing the relationship between the Company and Bone Care with respect to or in connection with the Distribution.

TAX DISAFFILIATION AGREEMENT

In connection with the Distribution, the Company and Bone Care entered into a tax disaffiliation agreement which provides, among other things, for (i) a contribution of $725,000 by the Company to Bone Care completed prior to the Distribution to reflect federal income tax savings previously realized by the Company that were attributable to losses incurred by Bone Care prior to the Distribution and (ii) cross indemnification by each party for certain tax liabilities.

LOANS TO EXECUTIVE OFFICERS

In connection with Mr. Pietropaolo's commencement of employment, the Company provided a bridge loan in the amount of $165,000. The loan was outstanding for a total of 7 days and was repaid in full with interest of $192 computed at the annual rate of 6.07%.

Subsequent to June 30, 1997, in connection with Mr. James T. Karam's commencement of employment as Vice President of Operations, the Company provided a bridge loan in the amount of $100,000. The loan was outstanding for a total of 26 days and was repaid in full with interest of $418 computed at the annual rate of 5.87%.


SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Shareholders, written notice of any shareholder proposal must be delivered or mailed to and received at the Company's principal executive offices at 313 West Beltline Highway, Madison, Wisconsin 53713 by July 1, 1998.

FINANCIAL STATEMENTS

A copy of the Annual Report to Shareholders of the Company, and the Report on Form 10-K filed with the Securities and Exchange Commission containing audited consolidated financial statements for the fiscal year ended June 30, 1997, is enclosed herewith.

By Order of the Board of Directors,

/s/ Richard B. Mazess, Ph.D.
Richard B. Mazess, Ph.D.
President

Madison, Wisconsin
October 29, 1997




Proxy for
Lunar Corporation
Annual Meeting of Shareholders
November 21, 1997

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY.

The undersigned hereby appoints ROBERT A. BECKMAN and CHARLES V. SWEENEY, and each of them, as proxies, with full power of substitution, to vote for the undersigned all shares of the Common Stock of LUNAR CORPORATION (the "Company"), which the undersigned, as designated below, would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at The Sheraton Madison Hotel, 706 John Nolen Drive, Madison, Wisconsin, on Friday, November 21, 1997, at 2:00 p.m., local time, and at any adjournments thereof.
(1)  Elect Directors

     /  / GRANT AUTHORITY     /  / WITHHOLD AUTHORITY
     to vote for nominees          to vote for nominees
     listed below                  listed below

Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

     Malcolm R. Powell, M.D.       John J. McDonough

(2) Approve an amendment to the Lunar Corporation Amended and Restated Stock Option Plan to increase the number of shares of Common Stock available under the Plan.
     /  / For            /  / Against          /  / Abstain

(3) Ratify selection of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending June 30, 1998.
     /  / For            /  / Against          /  / Abstain

(4) In their discretion, upon such other matters as may properly come before the meeting or any adjournments thereof.

This proxy will be voted as specified. IF NO CONTRARY SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE AND FOR ITEMS 2 AND 3, AND, IN THE DISCRETION OF THE PERSONS DESIGNATED HEREIN AS PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please date this proxy and sign exactly as your name or names appear therein. If shares are jointly owned, one or more joint owners should sign. Administrators, executors, trustees and others signing in representative capacity should indicate the capacity in which they sign. The undersigned hereby revokes all proxies heretofore given to vote at the aforesaid meeting.

     Dated                             , 1997


     ----------------------------      -------------------------------
     Co-Owner Sign Here                Shareholder Sign Here